Exhibit 99.1

LCA-VISION STRENGTHENS BOARD OF DIRECTORS

     CINCINNATI (March 8, 2004) – LCA-Vision Inc. (Nasdaq NM: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced the appointment of E. Anthony Woods and Craig P.R. Joffe to its board of directors effective immediately. In addition to joining the board of directors, Mr. Woods also joins the Company’s audit and compensation committees. These additions to the board bring the total number of directors to six.

     “We are very excited about further strengthening our board with two well qualified members as we build upon last year’s financial and operational success, and continue to execute our growth and profitability strategies going forward,” said Stephen N. Joffe, chairman and CEO of LCA-Vision. “Tony is a highly distinguished and well respected healthcare executive, who brings many years of corporate governance experience and significant health services expertise. He has a long and distinguished track record of operational and consulting experience in fast-growing healthcare services companies, including successfully developing sound financial strategies and physician partnership initiatives.”

     Mr. Joffe added, “Craig, who currently serves on our senior management team and previously held a board position from 1995 through 1997, will further strengthen our board’s corporate finance and transactional expertise. As a significant shareholder of LCA-Vision, Craig’s passion for the Company is clear and unyielding. Craig has already made significant contributions to our Company through his substantial insights into our operations and on strategic planning initiatives, including merger and acquisition and other growth opportunities.”

     Mr. Woods currently serves on three boards, including the Cincinnati Financial Corporation, the Greater Cincinnati Health Council and Deaconess Associations, Inc (DAI). He is also Chairman and Chief Executive Officer of SupportSource, a healthcare consulting firm. Mr. Woods is the former President and CEO and the current Chairman of DAI, a Cincinnati-based healthcare holding company with more than 20 health services corporations in 14 states.

     Among his other prior professional activities, Mr. Woods served as a director of Medical Integrated Systems, a clinical engineering company, and MedWorks, a medical device company. He was also a trustee of the Ohio Hospital Association, diplomat to the American College of Health Care Executives, alumnus of Leadership Cincinnati, and a member of the business advisory council of Xavier University. Additionally, he has been guest speaker and lecturer at universities in Tennessee, Wisconsin and Ohio, and has been published in the American Hospital Association’s Trustee magazine and other healthcare media. Mr. Woods holds B.S. and M.S. degrees in engineering from the University of Tennessee, and an M.B.A in finance and marketing from Samford University in Birmingham, Ala.

     Mr. Joffe, who currently serves as LCA-Vision’s senior vice president, general counsel and secretary, works with the Company’s president to manage operations of the Company’s LasikPlus vision centers, in addition to managing legal affairs for the Company. Prior to joining LCA-Vision, Mr. Joffe served as assistant general counsel of InterActiveCorp., the publicly traded leading multi-brand interactive commerce company, where he worked on mergers and acquisitions and securities offerings, among other matters. Previously, he was a general practice associate in the New York and London offices of the international law firm Sullivan & Cromwell, where he specialized in corporate finance transactional work and other corporate matters. Mr. Joffe graduated with his B.A. summa cum laude from Columbia University, where he was elected to the Phi Beta Kappa honor society. He earned his law degree cum laude from Harvard Law School.

About LCA-Vision

     LCA-Vision operates 40 laser vision correction centers, including 36 wholly-owned LasikPlus vision centers located in large metropolitan markets throughout the United States, three joint ventures in Canada and one joint venture in Europe.

     This press release contains forward-looking statements that are subject to risks and uncertainties that may cause actual results to differ materially from current expectations. For a discussion of risks and uncertainties that LCA-Vision faces, please refer to LCA-Vision’s filings with the Securities and Exchange Commission, including but not limited to its Forms 10-K and 10-Q.

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